EXHIBIT 99.2
BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	September 9, 2005
Omaha, NE (BRK.A; BRK.B) — Berkshire Hathaway Inc. was informed today by counsel representing Christopher Garand, a former Senior Vice President of General Reinsurance Corporation who retired on August 31, 2005, and counsel representing Robert Graham, a current Senior Vice President and Assistant General Counsel of General Reinsurance Corporation, that Mr. Garand and Mr. Graham each received a “Wells notice” on September 8, 2005 from the staff of the Securities and Exchange Commission in connection with its ongoing investigation of non-traditional insurance products. The Wells notices state that the staff is considering recommending that the Commission bring a civil injunctive action alleging that Mr. Garand and Mr. Graham violated or aided and abetted violations of the Securities Exchange Act of 1934. The notices further state that in connection with such action it may seek permanent injunctive relief, an order barring Mr. Garand and Mr. Graham from serving as an officer or director of a public company, disgorgement, and civil penalties against them. Under the Commission’s procedures, the recipient of a Wells notice has the opportunity to respond to the staff before the staff makes its formal recommendation on whether any civil action should be brought by the Commission. It should be noted that a Wells notice issued to an individual such as Mr. Garand or Mr. Graham is not sent to Berkshire Hathaway or General Reinsurance Corporation and Berkshire Hathaway and General Reinsurance Corporation only become aware of such notices when advised by the individual or their counsel.
Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the Company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.
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